EXHIBIT 99.1
GoPro Announces Fourth Quarter and Full Year 2021 Results
2021 Revenue up 30% to $1.16 Billion
2021 Gross Margin Increased 580 bps to 41.1%
2021 GAAP EPS of $2.27 and non-GAAP EPS of $0.90
2021 Cash & Investments Grew 64% to $539 Million
Board Approves Stock Repurchase Program of up to $100 Million

SAN MATEO, Calif., February 3, 2022 - GoPro, Inc. (NASDAQ: GPRO) today announced financial results for its fourth quarter ended December 31, 2021 and posted management commentary on the investor relations section of its website at https://investor.gopro.com.

“In 2021 GoPro navigated a challenging business environment – and thrived,” said Nicholas Woodman, GoPro’s founder and CEO. “We successfully launched innovative new hardware, software and subscription offerings and leveraged the first full year of our more direct-to-consumer, subscription-centric strategy to grow revenue, margin and profitability while generating a record year-end cash balance of $539 million.”

“The strategic shift we made in mid-2020 is bearing fruit in the form of financial and operational improvements,” said Brian McGee, GoPro’s CFO and COO. “The result has been strong revenue growth with significant margin improvement, combined with controlled spending, and leading to growing profitability and record cash flow generation.”

Q4 Financial Highlights
•Revenue was $391 million, up 9% year-over-year from $358 million.
•GoPro.com revenue, including subscription revenue, increased 10% year-over-year to $128 million, or 33% of total revenue. GoPro and Quik subscription revenues totaled $16.8 million, up 118% year-over-year.
•GAAP and non-GAAP gross margin was 41.2% and 41.3% respectively, up from the prior year period at 38.0% and 38.3%, respectively.
•GAAP net income was $53 million, or $0.32 per share, up from $44 million or $0.28 per share in the prior year period. Non-GAAP net income was $66 million, or $0.41 per share, up from $61 million, or $0.39 per share in the prior year period.
•Adjusted EBITDA was $72 million, or 18% of revenue, compared to $68 million, or 19% of revenue in the prior year period.
•Cameras with retail prices at or above $300 represented 100% of Q4 2021 camera revenue, up from 91% in the prior year period.
•Q4 2021 Street ASP was $379, up 17% year-over-year.
•Cash increased $160 million, or 41% of revenue.

2021 Financial Highlights
•Revenue was $1.16 billion, up 30% year-over-year from $892 million in 2020.
•GoPro.com total revenue, including subscription revenue, increased 39% year-over-year to $392 million, or 34% of total revenue. GoPro and Quik subscription revenues totaled $52.9 million, up 131% year-over-year.

•GoPro subscriber count ended 2021 at approximately 1.6 million, up 107% year-over-year.
•Quik app subscriber count grew to 221,000 after launching in March 2021.
•GAAP and non-GAAP gross margin was 41.1% and 41.4% respectively, up from the prior year at 35.3% and 36.1%, respectively.
•2021 GAAP net income was $371 million, or $2.27 per share, up from a loss of $67 million, or $0.45 loss per share in the prior year. Non-GAAP net income was $146 million, or $0.90 per share, up from $13 million, or $0.08 per share in the prior year.
•2021 adjusted EBITDA was $168 million, or 14% of revenue, compared to $43 million, or 5% of revenue in the prior year.
•Cameras with retail prices at or above $300 represented 97% of camera revenue.
•2021 Street ASP was $369, up 17% year-over-year.
•Cash grew 64% to $539 million.
Other Recent Business Highlights
•Won a 2nd Emmy® Award for Technical & Engineering from the National Association of Television Arts & Sciences for GoPro’s innovation in in-camera sensor and software stabilization technology.
•Ranked No. 1 Large Employer in Outside Magazine’s “Best Places to Work,” recognizing U.S.-based companies leading in their commitment to employee engagement and wellness.
•Launched the new high-performance Enduro Battery, improving HERO10 and HERO9 cold temperature performance and extending recording times in all conditions.
•On January 27, 2022, GoPro’s board of directors authorized the Company to repurchase up to $100 million of its Class A common stock. Share repurchases may take place from time to time, subject to market conditions, using a variety of methods. GoPro expects to fund repurchases through cash generated from operations. This stock repurchase program has no time limit and may be modified, suspended or discontinued at any time.

Results Summary:

	Three months ended December 31,			Year ended December 31,
($ in thousands, except per share amounts)	2021	2020	% Change	2021	2020	% Change
Revenue	$391,149	$357,772	9.3%	$1,161,084	$891,925	30.2%
Gross margin
GAAP	41.2%	38.0%	320 bps	41.1%	35.3%	580 bps
Non-GAAP	41.3%	38.3%	300 bps	41.4%	36.1%	530 bps
Operating income (loss)
GAAP	$58,625	$55,355	5.9%	$113,216	$(36,819)	407.5%
Non-GAAP	$69,232	$64,184	7.9%	$155,667	$24,313	540.3%
Net income (loss)
GAAP	$52,626	$44,413	18.5%	$371,171	$(66,783)	655.8%
Non-GAAP	$66,147	$61,064	8.3%	$146,068	$12,779	1,043.0%
Diluted net income (loss) per share
GAAP	$0.32	$0.28	14.3%	$2.27	$(0.45)	604.4%
Non-GAAP	$0.41	$0.39	5.1%	$0.90	$0.08	1,025.0%
Adjusted EBITDA	$71,571	$67,744	5.6%	$167,798	$43,200	288.4%

Conference Call
GoPro management will host a conference call and live webcast for analysts and investors today at 2 p.m. Pacific Time (5 p.m. Eastern Time) to discuss the Company’s financial results.
Prior to the start of the call, the Company will post Management Commentary on the “Events & Presentations” section of its investor relations website at https://investor.gopro.com. Management will make brief opening comments before taking questions.
To listen to the live conference call, please call +1 800-289-0720 (US) or +1 323-701-0160 (International) and enter access code 3025961, approximately 15 minutes prior to the start of the call. A live webcast of the conference call will be accessible on the “Events & Presentations” section of the Company’s website at https://investor.gopro.com. A recording of the webcast will be available on GoPro’s website, https://investor.gopro.com, from approximately two hours after the call through April 28, 2022.
About GoPro, Inc. (NASDAQ: GPRO)
Celebrating its 20th anniversary in 2022, GoPro helps the world to capture and share itself in immersive and exciting ways.
For more information, visit GoPro.com. Open roles can be found on our careers page. Members of the press can access official logos and imagery on our press portal. GoPro customers can submit their photos and videos to GoPro Awards for an opportunity to be featured on GoPro's social channels and receive gear and cash awards. Connect with GoPro on Facebook, Instagram, LinkedIn, TikTok, Twitter, YouTube, and GoPro's blog The Current.
GoPro, HERO and their respective logos are trademarks or registered trademarks of GoPro, Inc. in the United States and other countries.
GoPro’s Use of Social Media
GoPro announces material financial information using the Company’s investor relations website, SEC filings, press releases, public conference calls and webcasts. GoPro may also use social media channels to communicate about the Company, its brand and other matters; these communications could be deemed material information. Investors and others are encouraged to review posts on Facebook, Instagram, LinkedIn, TikTok, Twitter, YouTube, GoPro’s investor relations website and blog, The Inside Line.
Note Regarding Use of Non-GAAP Financial Measures
GoPro reports gross profit, gross margin, operating expenses, operating income (loss), other income (expense), tax expense, net income (loss) and diluted net income (loss) per share in accordance with U.S. generally accepted accounting principles (GAAP) and on a non-GAAP basis. Additionally, GoPro reports non-GAAP adjusted EBITDA. Non-GAAP items exclude, where applicable, the effects of stock-based compensation, acquisition-related costs, restructuring and other related costs, non-cash interest expense, gain on sale and license of intellectual property and the tax impact of these items. When planning, forecasting and analyzing gross margin, operating expenses, other income (expense), tax expense, net income (loss) and net income (loss) per share for future periods, GoPro does so primarily on a non-GAAP basis without preparing a GAAP analysis as that would require estimates for reconciling items which are inherently difficult to predict with reasonable accuracy.
Note on Forward-looking Statements
This press release may contain projections or other forward-looking statements within the meaning Section 27A of the Private Securities Litigation Reform Act. Words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “should,” “will” and variations of these terms or the negative of these terms and similar expressions are intended to identify these forward-looking statements. Forward-looking statements in this presentation may include but are not limited to our direct-to-consumer and subscription-centric strategy to grow revenue; our share repurchase plan; and overall consumer demand. These statements involve risks and uncertainties, and actual events or results may differ materially. Among the important factors that could cause actual results to differ materially from those in the forward-looking statements include our cumulative GAAP income from the past three years may not be sustainable in future periods, we may not be able to achieve our forecast, sustain revenue growth or profitability, and our operating results may fluctuate unpredictably; our ability to effectively grow our direct-to-consumer and subscription business; the impact of theCOVID-19 outbreak on the United States and global economies could have a material adverse impact on our business in particular; the risk that our sales fall below our forecasts, especially during the holiday season; the risk we fail to manage our operating expenses effectively, and may result in our financial performance suffering the fact that our plan to profitability depends in part on further penetrating our total addressable market, and we may not be successful in doing so; the fact that sales of our cameras, mounts and accessories for substantially all of our revenue, and any decrease in the sales or change in sales mix of these products could harm our business; the risk that growing our direct-to-consumer and subscription business while reducing our reliance on our other sales channels could impact profitability; any inability to successfully manage product introductions, product transitions, product pricing and marketing; the fact that a small number of retailers and distributors account for a substantial portion of our revenue and our level of business with them could be significantly reduced; our transition away from some distributors and retailers; our reliance on third party suppliers, some of which are sole source suppliers, to provide services and components for our products which may be impacted due to supply shortages, long lead times for components, and supply changes, any of which could disrupt our supply chain and may increase our costs such as increased freight rates or shipping delays; the fact that an economic downturn or economic uncertainty in our key U.S. and international markets, as well as fluctuations in interest rates or currency exchange rates, may adversely affect consumer discretionary spending; any changes to trade agreements, trade policies, tariffs, and import/export regulations; the effects of the highly competitive market in which we operate, including new market entrants; the fact that we may experience fluctuating revenue, expenses and profitability in the future; risks related to inventory, purchase commitments and long-lived assets; difficulty in attracting and retaining qualified personnel; the importance of maintaining the value and reputation of our brand; the risk that we will encounter problems with our distribution system; the threat of a security breach or other disruption including cyberattacks; the concern that our intellectual property and proprietary rights may not adequately protect our products and services; and other factors detailed in the Risk Factors section of our Annual Report on Form 10-K for the year ended December 31, 2020, which is on file with the Securities and Exchange Commission (SEC), and as updated in future filings with the SEC. These forward-looking statements speak only as of the date hereof or as of the date otherwise stated herein. GoPro disclaims any obligation to update these forward-looking statements.

GoPro, Inc.
Preliminary Condensed Consolidated Statement of Operations
(unaudited)

	Three months ended December 31,		Year ended December 31,
(in thousands, except per share data)	2021	2020	2021	2020
Revenue	$391,149	$357,772	$1,161,084	$891,925
Cost of revenue	230,075	221,689	683,979	577,411
Gross profit	161,074	136,083	477,105	314,514

Operating expenses:
Research and development	34,806	27,515	141,494	131,589
Sales and marketing	47,882	38,535	156,694	151,380
General and administrative	19,761	14,678	65,701	68,364
Total operating expenses	102,449	80,728	363,889	351,333
Operating income (loss)	58,625	55,355	113,216	(36,819)
Other income (expense):
Interest expense	(5,780)	(5,483)	(22,940)	(20,257)
Other expense, net	(611)	(5,343)	(176)	(4,881)
Total other expense, net	(6,391)	(10,826)	(23,116)	(25,138)
Income (loss) before income taxes	52,234	44,529	90,100	(61,957)
Income tax expense (benefit)	(392)	116	(281,071)	4,826
Net income (loss)	$52,626	$44,413	$371,171	$(66,783)

Net income (loss) per share:
Basic	$0.34	$0.29	$2.41	$(0.45)
Diluted	$0.32	$0.28	$2.27	$(0.45)

Shares used to compute net income (loss) per share:
Basic	156,221	150,663	154,274	149,037
Diluted	162,742	156,464	163,178	149,037

GoPro, Inc.
Preliminary Condensed Consolidated Balance Sheets
(unaudited)

(in thousands)	December 31, 2021	December 31, 2020
Assets
Current assets:
Cash and cash equivalents	$401,087	$325,654
Restricted cash	—	2,000
Marketable securities	137,830	—
Accounts receivable, net	114,221	107,244
Inventory	86,409	97,914
Prepaid expenses and other current assets	42,311	23,872
Total current assets	781,858	556,684
Property and equipment, net	19,003	23,711
Operating lease right-of-use assets	27,320	31,560
Intangible assets, net and goodwill	146,521	147,673
Other long-term assets	285,177	11,771
Total assets	$1,259,879	$771,399

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$171,545	$111,399
Accrued expenses and other current liabilities	128,572	113,776
Short-term operating lease liabilities	9,819	9,369
Deferred revenue	42,505	28,149
Short-term debt	122,391	—
Total current liabilities	474,832	262,693
Long-term debt	111,289	218,172
Long-term operating lease liabilities	43,025	51,986
Other long-term liabilities	14,819	22,530
Total liabilities	643,965	555,381

Stockholders’ equity:
Common stock and additional paid-in capital	1,008,872	980,147
Treasury stock, at cost	(113,613)	(113,613)
Accumulated deficit	(279,345)	(650,516)
Total stockholders’ equity	615,914	216,018
Total liabilities and stockholders’ equity	$1,259,879	$771,399

GoPro, Inc.
Preliminary Condensed Consolidated Statement of Cash Flows
(unaudited)

	Three months ended December 31,		Year ended December 31,
(in thousands)	2021	2020	2021	2020
Operating activities:
Net income (loss)	$52,626	$44,413	$371,171	$(66,783)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	2,363	3,570	10,962	19,065
Non-cash operating lease cost	442	1,658	4,240	6,565
Stock-based compensation	10,423	8,037	38,650	29,963
Deferred income taxes	(3,619)	1	(273,541)	(50)
Non-cash restructuring charges	—	—	(99)	5,242
Impairment of right-of-use assets	—	—	—	12,460
Non-cash interest expense	3,673	3,018	14,208	10,366
Loss on extinguishment of debt	—	5,389	—	5,389
Other	1,370	334	2,243	1,072
Net changes in operating assets and liabilities	96,570	39,833	61,319	70,493
Net cash provided by operating activities	163,848	106,253	229,153	93,782

Investing activities:
Purchases of property and equipment, net	(705)	(321)	(5,545)	(4,881)
Purchases of marketable securities	(64,245)	—	(146,515)	—
Maturities of marketable securities	8,341	—	8,341	14,830
Asset acquisition	—	—	—	(438)
Net cash provided by (used in) investing activities	(56,609)	(321)	(143,719)	9,511

Financing activities:
Proceeds from issuance of common stock	265	1,927	7,490	5,435
Taxes paid related to net share settlement of equity awards	(2,366)	(1,494)	(17,379)	(6,207)
Proceeds from issuance of 2025 convertible senior notes	—	143,750	—	143,750
Payment of debt issuance costs		(4,752)	—	(4,752)
Purchase of capped calls related to 2025 convertible senior notes	—	(10,249)	—	(10,249)
Payments for 2022 convertible senior notes partial repurchase	—	(56,000)	—	(56,000)
Proceeds from borrowings	—	—	—	30,000
Repayment of borrowings	—	—	—	(30,000)
Net cash provided by (used in) financing activities	(2,101)	73,182	(9,889)	71,977
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(408)	1,669	(2,112)	2,083
Net change in cash, cash equivalents and restricted cash	104,730	180,783	73,433	177,353
Cash, cash equivalents and restricted cash at beginning of period	296,357	146,871	327,654	150,301
Cash, cash equivalents and restricted cash at end of period	$401,087	$327,654	$401,087	$327,654

GoPro, Inc.
Reconciliation of Preliminary GAAP to Non-GAAP Financial Measures
To supplement our unaudited selected financial data presented on a basis consistent with GAAP, we disclose certain non-GAAP financial measures, including non-GAAP gross profit, gross margin, operating expenses, operating income (loss), other income (expense), tax expense, net income (loss), diluted net income (loss) per share and adjusted EBITDA. We also provide forecasts of non-GAAP gross margin, non-GAAP operating expenses, non-GAAP other income (expense), non-GAAP tax expense, non-GAAP net income (loss) and non-GAAP diluted net income (loss) per share. We use these non-GAAP financial measures to help us understand and evaluate our core operating performance and trends, to prepare and approve our annual budget, and to develop short-term and long-term operational plans. Our management uses, and believes that investors benefit from referring to these non-GAAP financial measures in assessing our operating results. These non-GAAP financial measures should not be considered in isolation from, or as an alternative to, the measures prepared in accordance with GAAP, and are not based on any comprehensive set of accounting rules or principles. We believe that these non-GAAP measures, when read in conjunction with our GAAP financials, provide useful information to investors by facilitating:
•the comparability of our on-going operating results over the periods presented;
•the ability to identify trends in our underlying business; and
•the comparison of our operating results against analyst financial models and operating results of other public companies that supplement their GAAP results with non-GAAP financial measures.
These non-GAAP financial measures have limitations in that they do not reflect all of the amounts associated with our results of operations as determined in accordance with GAAP. Some of these limitations are:
•adjusted EBITDA does not reflect tax payments that reduce cash available to us;
•adjusted EBITDA excludes depreciation and amortization and, although these are non-cash charges, the property and equipment being depreciated and amortized often will have to be replaced in the future, and adjusted EBITDA does not reflect any cash capital expenditure requirements for such replacements;
•adjusted EBITDA excludes the amortization of point of purchase (POP) display assets because it is a non-cash charge, and is treated similarly to depreciation of property and equipment and amortization of acquired intangible assets;
•adjusted EBITDA and non-GAAP net income (loss) exclude restructuring and other related costs which primarily include severance-related costs, stock-based compensation expenses, facilities consolidation charges recorded in connection with restructuring actions announced in the fourth quarter of 2016, first quarter of 2017, first quarter of 2018 and second quarter of 2020, including right-of-use asset impairment charges, and the related ongoing operating lease cost of those facilities recorded under Accounting Standards Codification 842, Leases. These expenses do not reflect expected future operating expenses and do not contribute to a meaningful evaluation of current operating performance or comparisons to the operating performance in other periods;
•adjusted EBITDA and non-GAAP net income (loss) exclude stock-based compensation expense related to equity awards granted primarily to our workforce. We exclude stock-based compensation expense because we believe that the non-GAAP financial measures excluding this item provide meaningful supplemental information regarding operational performance. In particular, we note that companies calculate stock-based compensation expense for the variety of award types that they employ using different valuation methodologies and subjective assumptions. These non-cash charges are not factored into our internal evaluation of net income (loss) as we believe their inclusion would hinder our ability to assess core operational performance;
•adjusted EBITDA and non-GAAP net income (loss) exclude the loss on extinguishment of debt because it is not reflective of ongoing operating results in the period, and such losses vary in the frequency and amount;
•non-GAAP net income (loss) excludes acquisition-related costs including the amortization of acquired intangible assets (primarily consisting of acquired technology), the impairment of acquired intangible assets (if applicable), as well as third-party transaction costs incurred for legal and other professional services. These costs are not factored into our evaluation of potential acquisitions, or of our performance after completion of the acquisitions, because these costs are not related to our core operating performance or reflective of ongoing operating results in the period, and the frequency and amount of such costs vary significantly based on the timing and magnitude of our acquisition transactions and the maturities of the businesses being acquired. Although we exclude the amortization of acquired intangible assets from our non-GAAP net income (loss), management believes that it is important for investors to understand that such intangible assets were recorded as part of purchase accounting and contribute to revenue generation;
•non-GAAP net income (loss) excludes non-cash interest expense. In connection with the issuance of the Convertible Senior Notes in April 2017 and November 2020, we are required to recognize non-cash interest expense, such as the amortization of debt discounts, in accordance with the authoritative accounting guidance for convertible debt that may be settled in cash;
•non-GAAP net income (loss) includes income tax adjustments. We utilize a cash-based non-GAAP tax expense approach (based upon expected annual cash payments for income taxes) for evaluating operating performance as well as for planning and forecasting purposes. This non-GAAP tax approach eliminates the effects of period specific items, which can vary in size and frequency and does not necessarily reflect our long-term operations. Historically, we computed a non-GAAP tax rate based on non-GAAP pre-tax income on a quarterly basis, which considered the income tax effects of the adjustments above; and
•other companies may calculate these non-GAAP financial measures differently than we do, limiting their usefulness as comparative measures.

GoPro, Inc.
Reconciliation of Preliminary GAAP to Non-GAAP Financial Measures
(unaudited)

Reconciliations of non-GAAP financial measures are set forth below:

	Three months ended December 31,		Year ended December 31,
(in thousands, except per share data)	2021	2020	2021	2020
GAAP net income (loss)	$52,626	$44,413	$371,171	$(66,783)
Stock-based compensation:
Cost of revenue	374	373	1,794	1,548
Research and development	4,132	3,733	17,263	13,415
Sales and marketing	2,077	1,672	8,045	5,779
General and administrative	3,840	2,259	11,548	9,221
Total stock-based compensation	10,423	8,037	38,650	29,963

Acquisition-related costs:
Cost of revenue	71	723	1,152	4,598
Total acquisition-related costs	71	723	1,152	4,598

Restructuring and other costs:
Cost of revenue	7	11	157	1,281
Research and development	53	159	1,343	8,542
Sales and marketing	35	(264)	712	10,925
General and administrative	18	163	437	5,823
Total restructuring and other costs	113	69	2,649	26,571

Non-cash interest expense	3,673	3,018	14,208	10,366
Loss on extinguishment of debt	—	5,389	—	5,389
Income tax adjustments	(759)	(585)	(281,762)	2,675
Non-GAAP net income	$66,147	$61,064	$146,068	$12,779

GAAP shares for diluted net income (loss) per share	162,742	156,464	163,178	149,037
Add: dilutive shares	—	—	—	3,096
Non-GAAP shares for diluted net income per share	162,742	156,464	163,178	152,133

GAAP diluted net income (loss) per share	$0.32	$0.28	$2.27	$(0.45)
Non-GAAP diluted net income per share	$0.41	$0.39	$0.90	$0.08

	Three months ended December 31,		Year ended December 31,
(dollars in thousands)	2021	2020	2021	2020
GAAP gross profit as a % of revenue	41.2%	38.0%	41.1%	35.3%
Stock-based compensation	0.1	0.1	0.2	0.2
Acquisition-related costs	—	0.2	0.1	0.5
Restructuring and other costs	—	—	—	0.1
Non-GAAP gross profit as a % of revenue	41.3%	38.3%	41.4%	36.1%

GAAP operating expenses	$102,449	$80,728	$363,889	$351,333
Stock-based compensation	(10,049)	(7,664)	(36,856)	(28,415)
Restructuring and other costs	(106)	(58)	(2,492)	(25,290)
Non-GAAP operating expenses	$92,294	$73,006	$324,541	$297,628

GAAP operating income (loss)	$58,625	$55,355	$113,216	$(36,819)
Stock-based compensation	10,423	8,037	38,650	29,963
Acquisition-related costs	71	723	1,152	4,598
Restructuring and other costs	113	69	2,649	26,571
Non-GAAP operating income	$69,232	$64,184	$155,667	$24,313

	Three months ended December 31,		Year ended December 31,
(in thousands)	2021	2020	2021	2020
GAAP net income (loss)	$52,626	$44,413	$371,171	$(66,783)
Income tax expense	(392)	116	(281,071)	4,826
Interest expense, net	5,701	5,442	22,678	19,993
Depreciation and amortization	2,363	3,570	10,962	19,065
POP display amortization	737	708	2,759	4,176
Stock-based compensation	10,423	8,037	38,650	29,963
Loss on extinguishment of debt	—	5,389	—	5,389
Restructuring and other costs	113	69	2,649	26,571
Adjusted EBITDA	$71,571	$67,744	$167,798	$43,200

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